Exhibit 99.1

Amedisys Board Names Paul B. Kusserow as New CEO

Former Humana Executive Chosen to Lead Resurgent Post-Acute Company

BATON ROUGE, La.—(BUSINESS WIRE)—Tuesday, Dec. 16, 2014— Amedisys, Inc. (NASDAQ:AMED), a leading home health and hospice company, today announced that its Board of Directors has named Paul B. Kusserow as President and Chief Executive Officer and member of the Board of Directors. Kusserow will assume the role on December 16, 2014 from President and Interim CEO, Ronald LaBorde, who will remain a member of the senior management team in the role of Vice Chairman reporting directly to the CEO. LaBorde will also continue to serve as a member of the Board of Directors.

“Paul is an exceptional and proven leader with a broad and deep understanding of the business of healthcare, a track record of delivering on long-term growth strategies, and fiscal competency that will surely help guide our company to be a national leader,” said Don Washburn, Amedisys Board Chairman and Director. “His relationships and deep knowledge of integrated health services, IT, payors, hospitals, and post-acute providers will be instrumental as he guides our management team in offering solutions that drive value across the entire healthcare continuum. After six months working closely with Paul as he developed the strategic turnaround plan we’ve adopted, and seeing him in action during that period moving us forward in a meaningful way, the entire Board is confident that Paul is the right person to lead Amedisys during this period of important transition for the post-acute care sector.”

“I am honored to have the opportunity to help lead Amedisys as we mobilize to strengthen our leadership position as the home care and hospice provider of choice throughout the United States,” said Kusserow. “Under the leadership of the Board and management team led by Ronnie LaBorde, the company has demonstrated strong growth in the past 10 months, and there is much more we can and will accomplish. I am committed to helping Amedisys deliver clinical excellence, enhance operational efficiencies, and build value for everyone we serve, including our shareholders.”

Kusserow, a highly respected healthcare industry veteran with deep expertise in driving growth and innovation, was most recently Vice Chairman of Alignment Healthcare, Inc., an integrated clinical care company focused on providing care to the Medicare population. Before that, he served as Senior Vice President, Chief Strategy, Innovations and Corporate Development Officer of Humana, Inc., a Fortune 75 healthcare services and benefits company. Prior to joining Humana, he was Managing Director and Chief Investment Officer of the Ziegler HealthVest Fund; Managing Director of San Ysidro Capital Partners, L.L.C.; and Managing Partner of Roaring Mountain, L.L.C.

Kusserow began his healthcare career with Tenet Healthcare Corporation, one of the nation’s largest investor-owned hospital and healthcare service companies, where he spent seven years, the last four as Senior Vice President, Corporate Strategy and Ventures. Kusserow started his career as a management consultant at McKinsey & Company, Inc. He has served on many corporate and advisory boards, including his role as Chairman of the Advisory Board of Care Innovations™, an Intel-GE joint venture focused on aging-in-place technologies, and member of the advisory board of Interpreta. He also serves on the corporate boards of AxelaCare Health Solutions, Connecture, Inc. (NASDAQ:CXNR), New Century Health, Inc., and Picwell Inc. Kusserow graduated Phi Beta Kappa from Wesleyan University, and as a Rhodes Scholar from Oxford University.

“Paul has the unanimous support of our Board to lead Amedisys into the future,” said Nathaniel M. Zilkha, Amedisys Board Member and Co-Head of Credit and Special Situations at KKR & Co. L.P. “His focused approach will create stockholder value and position the company for strong future performance, building on many positive business shifts we’ve seen since our strategic plan was implemented at the beginning of this year.”

“I am delighted to pass the baton of leadership to Paul and look forward to teaming with him to advance the vital mission of Amedisys,” said Ronnie LaBorde, President and Interim CEO and Board Member since 1997. “It has been a privilege to lead this company, and I am extremely proud of the progress we have made over the last 10 months as well as the progress we will make in the future.”

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a leading health care at home company delivering personalized home health and hospice care to more than 360,000 patients each year. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. For more information about the company, please visit: www.amedisys.com.

Forward-Looking Statements:

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the home health industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by Federal and State governments, future cost containment initiatives undertaken by third-party payors, our access to financing due to the volatility and disruption of the capital and credit markets, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate and manage our information systems, our ability to comply with requirements stipulated in our corporate integrity agreement and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

Media Contact:	Investor Contact:

Shannon Hooper (615) 577-1124 smh@thinkrevivehealth.com	David Castille (225) 299-3665 david.castille@amedisys.com

Kendra Kimmons (225) 299-3720 kendra.kimmons@amedisys.com	Tripp Sullivan (615) 760-1104 TSullivan@SCR-ir.com